Exhibit 99.1

FOR IMMEDIATE RELEASE

June 17, 2020	NYSE American: REI

RING ENERGY, INC., ANNOUNCES COMPLETION OF SPRING 2020 REDETERMINATION OF ITS SENIOR CREDIT FACILITY

Company Provides Updates on Current Operations and Delaware Basin Asset Sale

Midland, TX. June17, 2020 – Ring Energy, Inc. (NYSEAM: REI) (“Ring”) (“Company”) announced today it completed the scheduled spring 2020 redetermination evaluation of its $1 billion senior credit facility. The Company has entered into a new amendment to the senior credit facility as part of the scheduled spring redetermination. The amendment reduced the immediate borrowing base from $425 million to $375 million. The next redetermination evaluation is scheduled for November 2020.

Management stated on the last Company conference call (5/12/20) that the outstanding balance on the senior credit facility was $388 million. Through the use of hedge revenue and surplus capital, the Company has reduced the current outstanding balance to $375 million. Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “Under the current uncertain conditions we are operating, we are pleased that our banking consortium has again validated the future value of the Company’s proved producing reserves. We are very confident in our ability to continue to reduce the outstanding balance through increased generated cash flow, hedge income and additional non-core asset sales if necessary. The recent improvement in commodity prices and reduction in the received price differential has allowed us to slowly ramp up production, currently exceeding 5,000 net barrels of oil equivalent per day. We continue to closely monitor the pricing, looking for consistency and sustainability which will allow us to move toward our goal of full production entering the 3rd quarter. As commodity prices continue to improve and overall market support is maintained, we eagerly anticipate the resumption of our drilling and development program as we move into 2021.”

Management also provided an update to the sale of its Delaware Basin (“Delaware”) asset. The Company entered into a Purchase and Sale Agreement in mid-April, 2020. At that time, the Company received a $500,000 non-refundable deposit, with a second payment of $1 million due after a 30 day due diligence period. The Company has received the second payment and projects the sale to close on or before the end of July. The closing delay is a result of the buyer being unable to do necessary title searches due to county office closures because of the coronavirus.

Mr. Hoffman remarked, “We remain focused on strengthening our balance sheet. As we continue to ramp up production, in combination with the income from our hedges and sale of our Delaware asset, we not only can reduce our current outstanding debt, but position the Company for consistent growth and profitability for years to come.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended March 31, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447